THE TAIWAN FUND, INC. REVIEW
May 2007

HSBC Investments (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: (8862) 2325-7888
Taipei 106, Taiwan	Fax: (8862) 2706-5371

Portfolio Review
Market Review:
The Taiwan Stock Exchange Index (“TAIEX”) rose by 4.3% in U.S. dollar terms in May. Foreign investors continued to be net buyers and net bought NT$43.7 billion while local institutions and proprietary traders were also net buyers and net bought NT$3.7 billion and NT$10.3 billion, respectively. In terms of sector performance, plastics (+8.2%) and technology (+4.7%) outperformed in May. On the other hand, financial (-1.3%) and tourism (-6.2%) sectors were underperformers in May. On the economic front, Taiwan’s economic performance was healthy in the first quarter of 2007, with annual gross domestic product (“GDP”) growth rising to 4.15% from 4.08% in the fourth quarter of 2006. The primary growth driver was exports. In April, Taiwan’s seasonally-adjusted unemployment rate rose by 0.02 percentage points to 3.96%. Export orders inched down to US$27.5 billion, with annual growth rate down to 11.3%.
Fund Performance Review:
The Taiwan Fund, Inc. (the “Fund”) outperformed its benchmark by 3.1% in May. Overweight positions in the Integrated Circuit (“IC”) design sector and underweight positions in the financial sector contributed positively to Fund performance. Overweight positions in the miscellaneous sector and underweight positions in the plastics sector negatively contributed to Fund performance.
Investment Strategy:
The TAIEX finished the month of May in relatively good shape, up 4.3% in U.S. dollar terms. This was because of the continued strong performance of global stock markets. The Chinese government unexpectedly tripled the “stamp tax” on stock trading in the last week of May, which triggered a sharp decline in China’s stock markets. However, major Asian stock markets did not react negatively, while U.S. markets continued to new highs on supportive economic data.
The TAIEX has broken the previous resistance level of 8,100 points on expanding trading volume, signaling , we believe, the start of the next rally. With only 10 months until the presidential election, the government has started to unveil policies that may be positive for domestic demand and asset plays. These policies focus mainly on domestic issues, including the ease of regulations on the re-zoning of agricultural land into residential land and on land incremental taxes. In addition, Morgan Stanley Capital International (“MSCI”) has increased its Taiwan weighting, effective from June 1, 2007, which is expected to bring in NT$190 billion of passive investment into Taiwan. More importantly, the central bank clearly intends to strengthen the NT dollar, and it should likely appreciate slowly through the end of this year.
Taiwan’s cash dividend season is approaching. HSBC Investments (Taiwan) Ltd. (“HSBC Taiwan”) believes the fact that NT$800-900 billion worth of issued cash, which would potentially be injected into the market, should turn sentiment positive. With Taiwanese companies expected to see sequential earnings growth in coming quarters, further upside for the TAIEX can be expected. HSBC Taiwan remains overweight in technology plays, believing the sector will lead the next TAIEX rally. In HSBC Taiwan’s opinion, sentiment toward asset plays and domestic demand plays will turn stronger, given the expectation that additional favorable government policies to boost domestic demand will be announced.
Total Fund Sector Allocation

As of 05/31/07	% of	% of
	Total Fund	TAIEX
Semiconductor Manufacturing	14.3	13.20
PC & Peripherals	14.1	16.85
IC Design	12.5	4.30
Telecommunication	10.2	9.57
Electronic Components	8.4	2.78
Financial Services	6.9	14.09
Construction	4.4	1.51
Iron & Steel	4.4	3.12
TFT-LCD	3.1	5.97
Memory IC	2.9	2.80
Electronics	2.7	1.26
Transportation	2.6	2.18
Textile	2.3	1.69
Tools — Hand Held	2.3	0.00
Golf Equipment	2.2	0.00
Plastics	1.9	10.39
Paper	0.9	0.34
Chemicals	0.5	1.42
Tourism	0	0.25
Others	0	2.01
Automobile	0	0.87
Cement	0	1.14
Electric & Machinery	0	1.00
Foods	0	0.91
Wholesale & Retail	0	0.78
Rubber	0	0.70
Elec. Appliance & Cable	0	0.55
Glass & Ceramics	0	0.32
Biotech	0	0.00
Computer Service and Software	0	0.00
Securities	0	0.00
Total	96.6	100.00
Cash	3.3

Technology	68.2	56.73
Non-Technology	21.5	29.18
Financial	6.9	14.09
Top 10 Holdings of Total Fund Portfolio

As of 05/31/07	% of Total Portfolio
MediaTek, Inc.	6.04

Hon Hai Precision Industry Co. Ltd.	5.16

Elan Microelectronics Corp.	4.33

Taiwan Semiconductor Manufacturing Co. Ltd	4.18

D-Link Corp.	4.18

Merry Electronics Co. Ltd	4.09

Siliconware Precision Industries Co.	3.60

China Steel Corp.	3.37

Cathay Financial Holding Co. Ltd.	3.20

Au Optronics Corp.	3.08

Total	41.23

Total Net Assets: US$343.65Million	NAV: US$21.00 Price: US$18.79 Discount:-10.48% No. of Shares: 16.4Million
Returns in US$ (%)(a)

	The Taiwan Fund, Inc.	TSE Index (b)	TAIEX Total Return Index(d)
One Month	7.58	4.30	4.31
Fiscal Year to Date (c)	20.76	22.68	22.83
One Year	14.44	15.36	20.14
Three Years	15.32	11.19	15.38
Five years	9.84	8.20	N/A
Ten Years	0.15	-1.72	N/A
Since Inception	10.70	11.00	N/A

(a)	Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year which are not annualized.

(b)	Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.

(c)	The Fund’s fiscal year commences on September 1.

(d)	The TAIEX Total Return Index commenced 1/1/2003.
Premium/Discount of TWN
Taiwan Fund Premium/Discount
01/01/1993-05/31/2007
Market Data

	As of 04/30/07	As of 05/31/07
TAIEX	7875.42	8144.95
% change in NTD terms	-0.11	3.42
% change in USD terms	-0.79	4.30
NTD Daily avg. trading volume (In Billions)	107.05	96.55
USD Daily avg. trading volume (In Billions)	3.21	2.92
NTD Market Capitalization (In Billions)	19863.37	20127.50
USD Market Capitalization (In Billions)	596.22	609.28
FX Rate: (NT$/US$)	33.316	33.035
Disclaimer: This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete.
                      The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.
The daily NAV of the Fund is available from Lipper and CDA Weisenberger, or you may obtain it by calling toll free (800) 636-9242.
Lead Fund Manager: Chihhui Lee

2